Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Incentive Plan (As Amended September 22, 2004) of CACI International Inc of our report dated August 16, 2004, with respect to the consolidated financial statements and schedule of CACI International Inc included in its Annual Report (Form 10-K) for the year ended June 30, 2004, and our report dated July 1, 2004, with respect to the consolidated financial statements of the Defense and Intelligence Group of American Management Systems, Inc., included in its Current Report (Form 8-K/A), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

McLean, Virginia
February 9, 2005